Exhibit 99.1

ALLOS THERAPEUTICS REPORTS FOURTH QUARTER AND 2006 FINANCIAL RESULTS

Westminster, Colo., March 5, 2007 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today outlined its key objectives for 2007, summarized its 2006 and recent corporate highlights, and reported its financial results for the fourth quarter and year ended December 31, 2006.

“We believe the corporate and clinical development progress we achieved this past year sets the stage for continued growth in 2007,” said Paul L. Berns, President and Chief Executive Officer.  “With the completion of our recent fundraising, we are focused on optimizing the development of PDX in patients with peripheral T-cell lymphoma, and plan to initiate several new trials to further explore PDX’s potential clinical utility.  We also look forward to completing the final analysis of efficacy data from our pivotal Phase 3 ENRICH trial of EFAPROXYN in patients with brain metastases originating from breast cancer.  These key product development programs reflect our commitment to pursuing clinical success and underscore the important contributions of our employees, clinical collaborators and patients toward the continued advancement of our product candidates.”

2007 Key Objectives:

•                  Drive PDX product development and commercialization program - The company intends to make significant progress in advancing PROPEL, its pivotal Phase 2 trial of PDX in patients with peripheral T-cell lymphoma, and plans to initiate several new trials to further evaluate PDX’s potential clinical utility in hematologic and oncologic indications.

•                  Advance EFAPROXYN launch and lifecycle plans — If the company’s pivotal Phase 3 ENRICH trial of EFAPROXYN in patients with brain metastases originating from breast cancer is positive, the company plans to submit an amendment to its previously filed new drug application to the U.S. Food and Drug Administration, or FDA, to seek marketing approval of EFAPROPXYNTM for this indication.  In addition, the company would seek to initiate several new trials with the objective of broadening EFAPROXYN’s clinical utility and future market potential.

•                  Establish RH1 targeted clinical development program — The company plans to initiate a Phase 1 trial to determine the safety, tolerability, pharmacokinetics and maximum tolerated dose of RH1 in patients with various solid tumors.

2006 and Recent Corporate Highlights:

PDX (pralatrexate)

•                  Initiated pivotal Phase 2 PROPEL trial of PDX in patients with peripheral T-cell lymphoma.  In August 2006, the company initiated patient enrollment in PROPEL, a pivotal Phase 2 multi-center, single-arm trial of PDX with vitamin B12 and folic acid supplementation in patients with relapsed or refractory peripheral T-cell lymphoma.  Earlier in August, the company reached agreement with the FDA under its special protocol assessment, or SPA, process on the design of this pivotal trial.

•                  Demonstrated activity of PDX in heavily pre-treated peripheral T-cell lymphoma patients.  In December 2006, the company announced the presentation of interim results from its on-going Phase 1/2 trial of PDX in patients with relapsed or refractory non-Hodgkin’s Lymphoma and Hodgkin’s disease at the 48th Annual Meeting of the American Society of Hematology.  The results demonstrated a high overall response rate in patients with various sub-types of T-cell lymphoma.  Notably, responses were observed in 10 of 22 (45%) evaluable patients with T-cell lymphoma, including nine complete responses.

•                  Completed a planned interim assessment of safety data from the PROPEL trial.  In January 2007, an independent Data Monitoring Committee completed a planned interim analysis of safety data from the PROPEL trial and recommended that the trial continue per the protocol.  No major patient safety concerns were identified by the DMC.

•                  Received FDA Orphan Drug and Fast Track Designation for PDX for the treatment of patients with T-cell lymphoma. In August 2006, the FDA awarded orphan drug designation to PDX for the treatment of patients with T-cell lymphoma. Orphan drug designation provides for marketing exclusivity in the United States for seven years following marketing approval by the FDA.  In October 2006, the FDA granted fast track designation to PDX for the treatment of patients with T-cell lymphoma.  The fast track program is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

EFAPROXYN™ (efaproxiral)

•                  Completed patient enrollment in pivotal Phase 3 ENRICH trial of EFAPROXYN in patients with brain metastases originating from breast cancer.  In August 2006, the company completed patient enrollment in ENRICH, its pivotal Phase 3 trial of EFAPROXYN plus whole brain radiation therapy in women with brain metastases originating from breast cancer.  A total of 368 patients were enrolled at 78 medical centers in the United States, Canada, Europe and South America.

•                  Completed planned interim analyses of data from Phase 3 ENRICH trial. In April and October 2006, an independent data monitoring committee (DMC) completed the first and second planned interim analyses of data from the Phase 3 ENRICH trial.  In both cases, the DMC identified no major patient safety concerns and recommended that the trial continue to completion.

•                  Reported new findings from the Phase 3 REACH trial. In June 2006, the company announced the publication of new findings from its Phase 3 REACH study of EFAPROXYN plus whole brain radiation therapy in patients with brain metastases from various primary cancers.  Results of the analysis, which were reported in the June 13th edition of the British Journal of Cancer (volume 94, issue 12), found that patients who achieved sufficient EFAPROXYN exposure to realize the desired pharmacodynamic effect saw clinically meaningful survival and response rate benefits.

Corporate Highlights

•                  Strengthened the company’s balance sheet.  In February 2007, the company closed an underwritten offering of 9,000,000 shares of its common stock, resulting in aggregate net proceeds to the company of approximately $50.5 million.

•                  Strengthened the company’s leadership. In March 2006, the company appointed Paul L. Berns as President, Chief Executive Officer and a member of the Board of Directors. In June 2006, the company appointed James V. Caruso as Executive Vice President, Chief Commercial Officer.  In January 2007, the company appointed William R. Ringo, former President and CEO of Abgenix Inc., to its Board of Directors.

•                  Added to NASDAQ Biotech Index. In November 2006, the company was selected for inclusion in the NASDAQ Biotechnology Index (NBI), which includes biotechnology and pharmaceutical companies listed on the NASDAQ National Market that meet minimum requirements for market value, average daily share volume and seasoning as a public company.

Financial Results

For the three months ended December 31, 2006, the company reported a net loss of $8.1 million, or $0.14 per share. This compares to a net loss of $5.3 million, or $0.10 per share, for the fourth quarter of 2005. For the year ended December 31, 2006, the company reported a net loss attributable to common stockholders of $30.2 million, or $0.55 per share, compared to a net loss attributable to common stockholders of $20.8 million, or $0.45 per share, for 2005. Cash, cash equivalents, and investments in marketable securities as of December 31, 2006 totaled $32.8 million.

Conference Call

The company will host a conference call to review its 2006 results on Monday, March 5, 2007, at 11 AM ET. The dial in number for U.S. residents to participate is 877-407-8031. International callers should dial 201-689-8031. Participants should reference the Allos Therapeutics conference call.

Conference Call Replay

An audio replay of the conference call will be available from 5:00 PM ET on Monday, March 5, 2007, until 11:59 PM ET on Thursday, March 15, 2007. To access the replay, please dial 877-660-6853 (domestic) or 201-612-7415 (international); Replay pass codes (both required for playback): account # 286; conference ID # 231653.

Webcast

The company will hold a live webcast of the conference call.  The webcast will be available from the homepage and the investors/media section of the company’s web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the company’s future product development and regulatory strategies, including the company’s intent to develop or seek regulatory approval for its product candidates in specific indications, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the company’s clinical trials may not demonstrate the safety and efficacy of the company’s product candidates in their target indications.  Even if clinical trials demonstrate the safety and efficacy of the company’s product candidates, regulatory authorities may not approve such product candidates, the company may not be able to successfully market such product candidates, or the company may face post-approval problems that require the withdrawal of its product candidates from the market.  In addition, the company may lack the financial resources and access to capital to fund planned or future clinical trials of its product candidates, or to continue evaluating their therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the company’s other periodic reports and filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the company on the date hereof, and the company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

# # #

Contact:
Jennifer Neiman
Manager, Corporate Communications
720-540-5227
jneiman@allos.com

(Tables follow)

ALLOS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands ~ except share and per share information)
(unaudited)

	Three-months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Operating expenses:
Research and development	$3,245	$3,352	$11,215	$14,322
Clinical manufacturing	332	845	1,266	2,284
Marketing, general and administrative	2,231	4,317	9,044	14,876
Restructuring and separation costs	—	—	380	646

Total operating expenses	5,808	8,514	21,905	32,128

Loss from operations	(5,808)	(8,514)	(21,905)	(32,128)
Interest and other income, net	530	444	1,768	1,916

Net loss	(5,278)	(8,070)	(20,137)	(30,212)

Dividend related to beneficial conversion feature of preferred stock	—	—	(623)	—

Net loss attributable to common stockholders	$(5,278)	$(8,070)	$(20,760)	$(30,212)
Net loss per share: basic and diluted	$(0.10)	$(0.14)	$(0.45)	$(0.55)
Weighted average common shares: basic and diluted	55,047,189	55,813,346	46,070,686	55,299,614

ALLOS THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2005	December 31, 2006
ASSETS
Cash, cash equivalents and investments in marketable securities	$55,282	$32,796
Other assets	1,111	2,982
Property and equipment, net	688	604
Total assets	$57,081	$36,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,790	$6,832
Stockholders’ equity	53,291	29,550
Total liabilities and stockholders’ equity	$57,081	$36,382